EXHIBIT 11.1

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
           Nine Months Ended September 26, 1999 and September 27, 1998

            (Thousands of Dollars and Shares Except Per Share Data)



                                          1999                 1998
                                    -----------------    -----------------
                                     Basic    Diluted     Basic    Diluted
                                    -------   -------    -------   -------

Net earnings                       $131,254   131,254     74,576    74,576
                                    =======   =======    =======   =======

Weighted average number of shares
 outstanding:
  Outstanding at beginning of
   period                           196,175   196,175    200,162   200,162
  Exercise of stock
   options and warrants:
    Actual                            2,641     2,641      1,858     1,858
    Assumed                               -     8,726          -     7,887
  Purchase of common stock           (3,536)   (3,536)    (3,501)   (3,501)
                                    -------   -------    -------   -------
    Total                           195,280   204,006    198,519   206,406
                                    =======   =======    =======   =======

Per common share:
  Net earnings                     $    .67       .64        .38       .36
                                    =======   =======    =======   =======